Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S‑8 of Jones Soda Co. of our report dated March 22, 2019, on our audits of the consolidated balance sheets of Jones Soda Co. and subsidiaries (“the Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, shareholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2018, and the related notes.

Our report, dated March 22, 2019, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company has experienced recurring losses from operations and negative cash flows from operating activities.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

September 12, 2019